SPECTRE INDUSTRIES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000

C O N T E N T S

Independent Auditors' Report - 3

Consolidated Balance sheet - 4

Consolidated Statements of Operations - 6

Consolidated Statements of Stockholders' Equity - 7

Consolidated Statements of Cash Flows - 9

Notes to the Consolidated Financial Statements - 11

INDEPENDENT AUDITORS' REPORT

Spectre Industries, Inc.
Board of Directors
Vancouver, British Columbia

We have audited the accompanying consolidated balance sheet of Spectre Industries, Inc. as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spectre Industries, Inc. as of December 31, 2000 and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
May 14, 2001

SPECTRE INDUSTRIES, INC.
Consolidated Balance Sheet

ASSETS
December 31, 2000

CURRENT ASSETS

Cash and cash equivalents	$810,343
Accounts receivable, net (Note 2)	88,329
Interest receivable	2,565

Total Current Assets	901,237

FIXED ASSETS, NET (Note 2)	943

OTHER ASSETS

Goodwill, net (Note 8)	387,570
Note and interest receivable (net) (Note 5)	-

Total Other Assets	387,570

TOTAL ASSETS	$1,289,750

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Consolidated Balance Sheet

LIABILITIES AND STOCKHOLDERS' EQUITY
December 31, 2000

CURRENT LIABILITIES

Accounts payable	$34,104
Accrued expenses	8,860
Notes payable (Note 9)	18,952

Total Current Liabilities	61,916

LONG-TERM DEBT

Notes payable (Note 9)	49,723

Total Long-Term Debt	49,723

Total Liabilities	111,639

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 100,000,000 shares authorized, 20,655,860 shares issued and outstanding	20,655
Additional paid-in capital	11,603,095
Other comprehensive (loss)	(922)
Accumulated deficit	(10,444,717)

Total Stockholders' Equity	1,178,111

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,289,750

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Consolidated Statements of Operations
	For the Years Ended December 31
	2000	1999

REVENUES	$1,166,302	$-

COST OF SALES	912,514	-

Gross Margin	253,788	-

EXPENSES

Discount on induced debenture conversion	1,261,630	121,390
Bad debt expense	17,692	45,375
General and administrative	337,362	907,846
Depreciation and amortization expense	96,948	-
Consulting expense	309,288	-

Total Expenses	2,022,920	1,074,611

Loss from Operations	(1,769,132)	(1,074,611)

OTHER INCOME (EXPENSE)

Interest income	21,958	47,102
Interest expense	(109,401)	(271,372)

Total Other Income (Expense)	(87,443)	(224,270)

NET LOSS	(1,856,575)	(1,298,881)

OTHER COMPREHENSIVE LOSS

Foreign currency translation adjustments	(922)	-

Total Other Comprehensive Loss	(922)	-

TOTAL OTHER COMPREHENSIVE LOSS	$(1,857,497)	$(1,298,881)

BASIC LOSS PER SHARE

Continuing operations	$(0.11)	$(0.11)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	16,471,524	11,340,149

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Consolidated Statements of Stockholders' Equity

	Common Stock		Additional Paid-in Capital	Other Comprehensive Income (Loss)	Accumulated (Deficit)
	Shares	Amount

Balance, December 31, 1998	9,756,450	$9,756	$6,343,652	$-	$(7,289,261)

Common stock issued for cash and services valued at $0.80 per share	200,000	200	159,800	-	-

Common stock issued for services at $1.19 per share	250,000	250	296,500	-	-

Common stock issued for cash and services at $0.10 per share	1,900,000	1,900	188,100	-	-

Discount on debentures issued below fair market value (Note 3)	-	-	121,390	-	-

Net loss for the year ended December 31, 1999	-	-	-	-	(1,298,881)

Balance, December 31, 1999	12,106,450	12,106	7,109,442	-	(8,588,142)

Common sock issued for services at $0.25 per share	450,000	450	112,050	-	-

Common stock issued for debt at $0.28 per share	1,210,000	1,210	338,800	-	-

Common stock issued for cash at $0.20 per share	300,000	300	59,700	-	-

Common stock issued for interest expense at $0.28 per share	100,000	100	19,538	-	-

Common stock issued for cash at $0.50 per share	1,680,000	1,680	838,320	-	-

Common stock issued for cash at $0.50 per share	861,600	861	429,939	-	-

Common stock issued for conversion of convertible debentures at $0.40 per share	3,802,500	3,803	1,517,197	-	-

Discount on induced conversion of debentures	-	-	1,261,630	-	-

Balance Forward	20,510,550	$20,510	$11,686,616	$-	$(8,588,142)

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Consolidated Statements of Stockholders' Equity (Continued)

	Common Stock		Additional Paid-in Capital	Other Comprehensive Income (Loss)	Accumulated (Deficit)
	Shares	Amount

Balance Forward	20,510,550	$20,510	$11,686,616	$-	$(8,588,142)

Common stock issued for interest expense at $0.40 per share	145,310	145	57,979	-	-

Stock offering costs	-	-	(141,500)	-	-

Currency translation adjustment	-	-	-	(922)	-

Net loss for the year ended December 31, 2000	-	-	-	-	(1,856,575)

Balance, December 31, 2000	20,655,860	$20,655	$11,603,095	$(922)	$(10,444,717)

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Consolidated Statements of Cash Flows

	For the Years Ended December 31
	2000	1999

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(1,856,575)	$(1,298,881)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued for services	112,500	388,570
Bad debt expense	17,692	45,375
Issuance and conversion of debenture at less than fair market value	1,261,630	121,390
Amortization expense	96,892	-
Depreciation expense	55	-
Currency translation adjustment	(922)	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(16,001)	-
Increase in interest receivable	(2,565)	(45,375)
Increase (decrease) in accrued expenses	(12,195)	42,555
Increase (decrease) in accounts payable	34,104	-
Increase (decrease) in accounts payable - related party	-	337,200

Net Cash Used by Operating Activities	(365,385)	(409,166)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of fixed assets	(998)	-
Payments for purchase of subsidiary	(50,000)	(150,000)

Net Cash Used by Investing Activities	(50,998)	(150,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from convertible debentures	-	220,000
Proceeds from issuance of stock	1,189,300	258,180
Payments on notes payable	(7,140)	-

Net Cash Provided by Financing Activities	$1,182,160	$478,180

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Consolidated Statements of Cash Flows (Continued)
	For the Years Ended December 31
	2000	1999

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$765,777	$(80,986)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	44,566	125,552

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$810,343	$44,566

CASH PAID DURING THE PERIOD FOR:

Interest	$79,371	$121,115
Income taxes	$-	$-

SCHEDULE OF NON-CASH FINANCING ACTIVITIES

Common stock issued for debt	$1,861,010	$-
Common stock issued for services	$112,500	$388,570
Convertible debentures issued below fair market value	$1,261,630	$121,390
Common stock issued for interest expense	$77,762	$-
Notes payable issued to acquire subsidiary	$75,815	$-

The accompanying notes are an integral part of these consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

The consolidated financial statements include those of Spectre Industries, Inc. (Spectre) and its wholly-owned subsidiary, Grant Automotive Group, Inc. (GAG), and its 51% owned subsidiary Bigoni-Stiner & Associates, Inc. (Bigoni). Collectively, they are referred to herein as "the Company".

Spectre was organized under the laws of the State of Nevada on May 13, 1986. Spectre acquired its wholly-owned subsidiaries Spectre Supersports, Ltd. and Spectre Cars UK, Ltd. (the Subsidiaries) on April 26, 1995. The former shareholders of the Subsidiaries controlled Spectre after the acquisition. Accordingly, the transaction was accounted for as a recapitalization of the Subsidiaries. The subsidiaries were put into liquidation in 1997. The Company plans to concentrate on the development of sales of automotive aftermarket supplies.

GAG was incorporated under the laws of Ontario, Canada on December 16, 1998 for the purpose of being a representative for manufacturers of aftermarket automotive parts and accessories. On January 1, 2000, GAG commenced operations as a wholesale automotive business group.

Bigoni was incorporated under the laws of the State of Washington on August 16, 1989 under the name of Stiner-Solomon & Associates, Inc. On March 6, 1990, the Company changed its name to Bigoni-Stiner & Associates, Inc. Bigoni was incorporated to engage in the business of the sale of automobile parts, accessories and hardware.

On January 1, 2000, Spectre acquired 100% of the issued and outstanding shares of GAG and 51% of the issued and outstanding shares of Bigoni, respectively, in a business combination (see Note 10).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Accounting Method

The Company's consolidated financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year end.

b. Basic Loss Per Share - Continuing Operations

For the Year Ended
December 31, 2000			December 31, 1999
Loss (Numerator)	Shares (Denominator)	Per share Amount	Loss (Numerator)	Shares (Denominator)	Per Share Amount

$(1,856,575)	16,471,524	$ (0.11)	$(1,298,881)	11,340,149	$ (0.11)

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the consolidated financial statements. Fully diluted loss per share calculations are not presented as any stock equivalents are antidilutive in nature.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

c. Provision for Taxes

At December 31, 2000, the Company has an operating loss carryforward available to offset future taxable income of approximately $10,400,000 which will expire in 2020. If substantial changes in the Company's ownership should occur, there would also be an annual limitation of the amount of NOL carryforwards which could be utilized. No tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

The income tax benefit differs from the amount computed at federal statutory rates of approximately 38% as follows:
	For the Years Ended December 31
	2000	1999

Income tax benefit at statutory rate	$707,778	$493,575
Change in valuation allowance	(707,778)	(493,575)

	$-	$-

Deferred tax assets (liabilities) are comprised of the following:
	For the Years Ended December 31
	2000	1999

Income tax benefit at statutory rate	$3,971,272	$3,263,494
Change in valuation allowance	(3,971,272)	(3,263,494)

	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

d. Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

e. Reverse Stock Split

On November 6, 1997, the Company effected a 1-for-5 stock split. All references to common stock have been reflected retroactively back to inception.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

f. Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

g. Concentrations of Risk

Cash

The Company maintains cash in various Canadian accounts in amounts which exceed insured limits.

Notes Receivable

Credit losses have been provided for in the consolidated financial statements and are based on management's expectations (Note 5).

h. Recent Accounting Pronouncements

The Company has adopted the provisions of FASB Statement No. 138 "Accounting for Certain Derivative Instruments and Hedging Activities, (an amendment of FASB Statement No. 133.)" Because the Company had adopted the provisions of FASB Statement No. 133, prior to June 15, 2000, this statement is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this principle had no material effect on the company's consolidated financial statements.

The Company has adopted the provisions of FASB Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125.)" This statement provides accounting and reporting standard for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, the transfer of financial assets, the Company recognized the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. this statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of this principle had no material effect on the Company's consolidated financial statements.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h. Recent Accounting Pronouncements (Continued)

The Company had adopted the provisions of FIN 44 "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25.)" This interpretation is effective July 1, 2000. FIN 44 clarifies the application of Opinion No. 25 for only certain issues. It does not address any issues related to the application of the fair value method in Statement No. 123. Among other issues, FIN 44 clarifies the definition of employee for purposes of applying Opinion 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and accounting for an exchange of stock compensation awards in a business combination. The adoption of this principle had no material effect on the Company's consolidated financial statements.

i. Revenue Recognition

Under the terms of an agreement, the Company provides sales and service support in specified territories. The Company receives a commission based on the net sales, less returns and adjustments, of merchandise sold by the manufacturer to its customers operating in specified territories. The commission revenue is recognized on an accrual basis in the period to which the manufacturers' sales relate.

j. Expenses

The Company utilizes the personnel, including management, sales and service, and office facilities, including space, systems and supplies, of Grant Brothers Sales, Limited, to service its customers and reimburses Grant Brothers Sales for all direct costs attributed to those customers.

k. Presentation

All amounts are reported in United States Dollars.

l. Accounts Receivable

Accounts receivable are recorded net of the allowance for doubtful accounts of $17,692 at December 31, 2000.

m. Principles of Consolidation

The consolidated financial statement include those of Spectre Industries, Inc. (Spectre) and its wholly-owned subsidiary, Grant Automotive Group, Inc. (GAG) and its 51% owned subsidiary, Bigoni-Stiner & Associates, Inc. (Bigoni). All significant intercompany accounts and transactions have been eliminated.

For the Company's foreign subsidiary, GAG, the functional currency has been determined to be the Canadian dollar. Accordingly, assets and liabilities are translated at period end exchange rates prevailing during the period. The resultant cumulative translation adjustments to the assets and liabilities are recorded as a separate component of stockholders' equity.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Exchange adjustments resulting from foreign currency transactions are included in the determination of net income (loss). Such amounts are immaterial for all years presented.

In accordance with Statement of Financial Accounting Standards No. 95, "Statements of Cash Flows," cash flows from the Company's foreign subsidiaries are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

n. Fixed Assets

Fixed assets are recorded at cost. Major additions and improvements are capitalized. Minor replacements, maintenance and repairs that do not extend the useful life of the assets are expensed as incurred. Depreciation of property and equipment is determined using the straight-line method over the useful lives, primarily for 3 years. Property and equipment consisted of the following:

December 31, 2000

Office equipment	$998
Accumulated depreciation	(55)

$943

Depreciation expense for the years ended December 31, 2000 and 1999 was $55 and $-0-, respectively.

o. Long-Lived Assets

All long-lived assets are evaluated yearly for impairment per SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". Any impairment in value is recognized as an expense in the period when the impairment occurs.

p. Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the period and exchange rate. Non-monetary assets are translated at the historical exchange rate and all income and expenses are translated at the exchange rates prevailing during the period. Foreign exchange currency translation adjustments are included in the stockholders' equity section.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 3 - CONVERTIBLE DEBENTURES

On September 11, 2000, the Company issued 3,802,500 shares of common stock at $0.40 per share for the induced conversion of $1,521,000 in convertible debentures. The debenture holders accepted these shares as full consideration for the outstanding convertible debentures. The Company recognized an additional expense of $1,261,630 because of the additional beneficial feature offered to the debenture holders pursuant to the accounting requirements of SFAS No. 84. The original terms of the debentures called for them to be converted at $0.50 per share. The Company induced the debenture holders to convert at $0.40 per share.

The Company recognized interest expense of $109,401 and $271,372 for the years ended December 31, 2000 and 1999, respectively. Of the $271,372 recognized as interest expense for December 31, 1999, $121,390 was recognized to reflect the discount on debentures issued below fair market value.

NOTE 4 - COMMON STOCK TRANSACTIONS

On September 26, 2000, the Company issued 660,000 shares of common stock at $0.50 per share for $330,000 cash consideration.

On September 9, 2000, the Company issued 145,310 shares of common stock for $0.40 per share for interest expense valued at $58,124.

On September 11, 2000, the Company issued 3,802,500 shares of common stock at $0.40 per share for the conversion of $1,521,000 in convertible debentures.

On August 28, 2000, the Company issued 201,600 shares of common stock at $0.50 per share for $100,000 cash consideration.

On June 22, 2000, the Company issued 1,680,000 shares of common stock at $0.50 per share for $840,000 cash consideration.

On March 16, 2000, the Company issued 100,000 shares of common stock at $0.20 per share for interest expense of $19,638.

On January 14, 2000, the Company issued 300,000 shares of common stock, at $0.20 per share for cash consideration of $60,000.

On January 14, 2000, the Company issued 1,210,000 shares of common stock at $0.28 per share in conversion of $340,010 of debt to related parties.

On January 1, 2000, the Company issued 450,000 shares of common stock at $0.25 per share for services valued at $112,500.

On May 10, 1999, the Company issued 1,900,000 shares of common stock at $0.10 per share for cash consideration of $190,000.

On April 6, 1999, the Company issued 200,000 shares of common stock at $0.80 per share for the consideration of cash and services valued at $160,000.

On February 23, 1999, the Company issued 250,000 shares of common stock for services valued at the trading price of $1.187 per share.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 5 - NOTE AND INTEREST RECEIVABLE

The Company had the following notes receivable:

December 31, 2000

Note receivable from DTI Technology, Inc. (DTI) dated July 21, 1998, bearing interest at 9.00%, due on July 31, 1999, secured by assets of DTI.	$300,000

Note receivable from Dega Technology, Inc. (DEGA), dated December 9, 1998, bearing interest at prime plus 1% (875% at December 31, 1998), due on June 30, 1999, secured by assets of Dega.	210,000

Total notes receivable	510,000

Less: allowance for bad debts	(510,000)

$ -

The Company accrued interest of $-0- and $45,375 on these notes during the year ended December 31, 2000 and the year ended December 31, 1999, respectively, accordingly the total interest receivable due from these notes at December 31, 2000 and 1999 was $58,541 and $58,541, respectively.

On November 30, 1999, the Company filed a petition with the United States Bankruptcy Court - Central District of California to force DEBA, dba DTI, into Chapter 7 bankruptcy. Because of the doubtful nature of the collection, the Company has established an allowance for the full amount of the notes and interest receivable of $568,541.

The Company had loaned the $510,000 to DEGA with the expectation that the money would be used for a computer based information product which could be used by the Company. The Company and DEGA were also contemplating a merger. The Company had no relationship with DEGA prior to the merger negotiations and cash advances.

NOTE 6 - INVESTMENT IN EQUITY SUBSIDIARY

In 1997, the Company received a 25% interest in Spectre Holdings Limited (SHL), a Channel Islands company. SHL owns 100% of Spectre Cars Limited, a Channel Islands company. The Company received the interest for transferring its knowledge and expertise in the automobile industry to SHL. The investment is accounted for using the equity method of accounting. In 1998, the investment was deemed to have no value because of the recurring losses SHL and the inability to sell the SHL shares. Accordingly, the Company has recognized a loss from the equity subsidiary of $-0- and $120,935 for the years ended December 31, 2000 and 1999.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 7 - ACCOUNTS PAYABLE - RELATED PARTIES

In 1999, related parties performed services which were valued at $337,200. The Company issued 1,210,000 shares of common stock on January 14, 2000 for the conversion of this amount.

NOTE 8 - BUSINESS COMBINATIONS

On January 1, 2000, the Company entered into a share purchase agreement with Grant Brothers Sales, Limited (GBS) to acquire 100% of the issued and outstanding shares of GBS's wholly-owned subsidiary Grant Automotive Group, Inc. (GAG). GAG is a wholesale automotive business group organized under the laws of Ontario, Canada. The Company gave $500,000 cash consideration in connection with the agreement. The excess of the total acquisition cost over the fair value of the net assets acquired of $88,739 is being amortized over 5 years using the straight-line method. In connection with the purchase of GAG, the Company issued 450,000 shares valued at $112,500 for management services.

The acquisition has been accounted for as a purchase and results of operations of Grant Automotive Group, Inc. since the date of acquisition are included in the consolidated financial statements.

The proforma financial statements required by APB No. 16 are not presented for the year ended December 31, 1999 because GAG was completely inactive prior to the acquisition.

In conjunction with the purchase of GAG on January 1, 2000, the Company also entered into a management services agreement with GBS. This agreement dictates that GBS is to manage the operations of GAG by providing personnel, office space, accounting services and other similar services so that GAG can continue to operate the business and maximize its benefits from operations . In consideration for these services, GAG agrees to reimburse GBS for all of its costs associated directly with its services provided under the agreement, as well as provide GBS with a proportioned distribution of its net cash flows. During the year ended December 31, 2000, GAG paid GBS $85,644.

The distribution of the net cash flow of GAG between GAG and GBS has been agreed upon as follows: The first $50,000 of the net cash flow of GAG for any fiscal year is to be distributed to GAG. The second $100,000 of the net cash flow of GAG is to be distributed to GBS. Any net cash flow of GAG in excess of these yearly distributions is to be distributed 47.5% to GAG and 52.5% to GBS, respectively.

In connection with this net cash flow distribution, GAG also holds the option to purchase from GBS an increase in their net cash flow distribution by paying GBS $423,058. This option must be exercised before January 1, 2005. If the option is exercised, the net cash flow distribution (after the initial distributions of $50,000 and $100,000, respectively) will change to 95% to GAG and 5% to GBS and will become effective in the calendar year immediately following the year in which the payment is made to GBS.

This management service agreement became effective on January 1, 2000 and will continue for five years. At the expiration of five years, the agreement will automatically be renewed for successive one year periods unless it is terminated by either GAG or GBS.

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 8 - BUSINESS COMBINATIONS (Continued)

If GAG fails to exercise its option to increase its net cash flow by failing to make the "net cash flow increase payment", GBS will be entitled to purchase all of GAG's assets conveyed in connection with this transaction.

In addition, on January 1, 2000, the Company acquired 51% of the outstanding shares of Bigoni-Stiner & Associates, Inc., a distributor of automobile parts and accessories. The total acquisition cost was $75,815 (the present value of $100,000 to be paid over 5 years). The excess of the total acquisition cost over the fair value of the net assets acquired of $2,615 is being amortized over 5 years by the straight-line method.

The acquisition has been accounted for as a purchase and results of operations of Bigoni-Stiner & Associates, Inc., since the date of acquisition, are included in the consolidated financial statements.

Proforma financial information as if the acquisition had occurred on January 1, 1999 is as follows:

Revenue	$71,277
Net loss	$(1,315,968)
Loss per share	$(0.12)

NOTE 9 - NOTES PAYABLE

In connection with the purchase of its 51% interest in Bigoni-Stiner & Associates, Inc., the Company issued non-interest bearing notes payable with a face value of $100,000 to be paid over 5 years at $20,000 per year. The amount of the annual payment is variable. The annual payment is calculated at 1/5th of 24.5% of the gross revenues of Bigoni-Stiner. These notes payable were recorded at their present value of $75,815 using a standard discount rate of 10%. At December 31, 2000, notes payable consisted of the following:

Total notes payable	$68,675
Less: current maturities	(18,952)

Non-current notes payable	$49,723

Maturities of long-term debt are as follows:

Year Ending December 31,
2001	$18,952
2002	19,585
2003	19,748
2004	10,390
2005	-

Total	$68,675

SPECTRE INDUSTRIES, INC.
Notes to the Consolidated Financial Statements
December 31, 2000 and 1999

NOTE 10 - COMMITMENTS

During June 1998, the Company entered into a consulting agreement with I.S. Grant and Company Ltd. The agreement would run through June 2003. The consultant is to provide on-site management and marketing services. The consulting company shall receive compensation as outlined below:

Year Ended December 31,
2001	$115,500
2002	127,000
2003	66,500

Total	$309,000

The agreement also calls for a monthly car allowance in the amount of $500.

NOTE 11 - SUBSEQUENT EVENTS

During January 2001, the Company entered into a consulting agreement to help research the feasibility of using the internet for selling the Company's product. The Company paid a retainer of $25,000 and another $25,000 upon completion of the project.